EXHIBIT 23.2


INDEPENDENT AUDITORS' CONSENT AND REPORT ON SCHEDULE


Knogo North America Inc.
Hauppauge, New York


We consent to the use in this Registration Statement of Sentry Technology Corporation on Form S-4 of our report dated February 23, 1996 (March 22, 1996 as to Note 14c, October 10, 1996 as to Note 14b and December 24, 1996 as to Note
14d) on the consolidated financial statements of Knogo North America Inc. as of December 31, 1994 and 1995 and for the year ended February 28, 1994, the ten months ended December 31, 1994 and the year ended December 31, 1995 (which report expresses an unqualified opinion and includes an explanatory paragraph referring to Knogo's and Knogo Corporation's consummation of Merger and Divestiture Agreements with Sensomatic Electronics Corporation), appearing in the Joint Proxy Statement/Prospectus, which is a part of such Registration Statement, and to the reference to us under the heading "Experts" in such Joint Proxy Statement/Prospectus.

Our audits of the financial statements referred to in our aforementioned report also included the financial statement schedule of Knogo North America Inc. listed in Part II at Item 21. This financial statement schedule is the responsibility of Knogo's management. Our responsibility is to express an opinion based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.




Deloitte & Touche LLP


Jericho, New York
January 21, 1997